EXHIBIT 23.9

CONSENT OF DARROL VAN DEVENTER, P. ENG.

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ Darrol van Deventer
By: Darrol van Deventer, P.Eng.

Dated: June 11, 2025